Exhibit 21.1
Subsidiaries of MTS Systems Corporation
As of October 3, 2020

Subsidiaries	Jurisdiction
MTS 1, LLC	Minnesota
MTS 2, LLC	Minnesota
MTS 3, LLC	Minnesota
MTS Systems (Hong Kong), Inc.	Minnesota
MTS Holdings France, SARL	France
MTS Japan Ltd.	Japan
MTS Korea, Inc.	Republic of Korea
MTS Sensor Technologie GmbH and Co. KG	Germany
MTS Sensor Technologie und Verwaltungs-GmbH	Germany
MTS Systems Holding B.V.	Netherlands
E2M Technologies B.V.	Netherlands
E2M Production B.V.	Netherlands
E2M Technologies Inc.	California
MTS Systems (China) Co., Ltd.	People's Republic of China
MTS Systems Finance C.V.	Netherlands
MTS Systems GmbH	Germany
MTS Systems Ltd.	United Kingdom
Denison Mayes Group Ltd.	United Kingdom
MTS Systems Norden AB	Sweden
MTS Systems SAS	France
MTS Systems Srl	Italy
MTS Testing Solutions India Private Limited	India
MTS Testing Systems (Canada) Ltd.	Ontario, Canada
MTS Systems do Brazil (inactive)	Brazil
PCB Piezotronics, Inc.	New York
PCB Piezotronics Srl	Italy
PCB Piezotronics Europe GmbH	Germany
PCB Piezotronics Limited	United Kingdom
The Modal Shop, Inc.	Ohio
PCB Group Sales Company, Inc.	Delaware
3395 Walden Avenue Acquisition Corp	New York
DI U.S. Holdings, Inc.	New York
Dalimar Instruments ULC	Alberta, Canada
PCB Piezotronics S.A.	France
PCB Piezotronics Sensor Technology (Beijing) Co., Ltd.	People's Republic of China
PCB Synotech GmbH	Germany
PCB Piezotronics of North Carolina, Inc.	Delaware
Accumetrics, Inc.	New York
PCB Piezotronics BV	Belgium
MMD RE Acquisition Corp	Ohio
Modern Microstructures, Inc.	Ohio
MTS Systems Danmark ApS	Denmark
R&D Test Systems A/S	Denmark

R&D Engineering A/S	Denmark
R&D Steel ApS	Denmark
R&D Tools and Structures A/S	Denmark
RGDK Engineering Private Limited	India
R&D Prague s.r.o	Czech Republic